Exhibit 12.1


                          HOVNANIAN ENTERPRISES, INC.
       Statement setting forth computation showing the ratio of earnings to fixed charges, including wholly owned
                   mortgage banking and finance subsidiaries
                            (Dollars in Thousands)

                                                                        Year        Year        Year        Year
                                                            Year        Ended       Ended       Ended       Ended
                                            Nine Months     Ended      October     October     October     October
                                               Ended     October 31,     31,         31,         31,         31,
                                              July 31,      2000        1999        1998        1997        1996
                                            2001 Actual    Actual      Actual      Actual      Actual      Actual
                                            -------------------------------------------------------------------------

Net Income (Loss).......................       $41,995     $33,163     $30,075     $25,403     $(6,970)    $17,287
Add:
  Federal and State Income Taxes........        27,417      18,655      19,674      15,141      (5,154)      7,719
  Extraordinary Loss....................                                   868         748
  Interest Expensed Res & Comm..........        36,939      34,956      31,570      39,352      37,704      32,157
  Interest Expensed Mortgage & Finance
    Subsidiaries........................         2,295       2,491       3,240       3,099       1,778       2,354
  Amortization of Bond Prepaid Expenses.           730         670         549         625         636         671
  Minority Interest.....................           (28)        910
                                            -------------------------------------------------------------------------
    Total Earnings......................      $109,348     $90,845     $85,976     $84,368     $27,994     $60,188
                                            =========================================================================
Fixed Charges:
  Interest Incurred Res & Comm..........       $35,808     $38,878     $24,594     $28,947     $34,777     $35,551
  Interest Incurred Mortgage & Finance
    Subsidiaries........................         2,295       2,491       3,240       3,099       1,778       2,354
  Amortization of Bond Prepaid Expenses.           730         670       1,033       1,043         636         671
  Amortization of Bond Discount.........           272          30
                                            -------------------------------------------------------------------------
    Total Fixed Charges.................       $39,105     $42,069     $28,867     $33,089     $37,191     $38,576
                                            =========================================================================
  Ratio                                            2.8         2.2          3.0        2.5         (a)         1.6

(a) Earnings for the year ended October 31, 1997 were insufficient to cover fixed charges for such period by $9,197,000.
